Exhibit 3.3

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(After Issuance of Stock)

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA JUL 29 1999 No. C16116-98 /s/ Dean Heller DEAN HELLER, SECRETARY OF STATE	BFD Capital Group, Inc.
Name of Corporation

We, the undersigned	Frank Bauer	President and
	Frank Bauer	Secretary of
	BFD Capital Group, Inc.	Corporation

do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened,

held July 22, 1999 adopted a resolution to amend the original Articles of Incorporation:

Article 1:	Change name change from BFD Capital Group, Inc. to

Metronet Communications Company

The number of shares outstanding and entitled to vote on an amendment of the Articles of Incorporation is Two Million Eighty Seven Thousand (2,087,000) shares, that the said change(s) and amendment have been consented to and approved by a majority of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Frank Bauer______________________

President

/s/ Frank Bauer______________________

Secretary

ACKNOWLEDGMENT:

STATE OF FLORIDA

COUNTY OF BROWARD

On 7/26/99 personally appeared before me, a Notary Public, acknowledged he executed the above instrument on behalf of said Corporation.

/s/ Beth A. Thompson__________________

NOTARY PUBLIC

OFFICIAL NOTARY SEAL BETH A THOMPSON NOTARY PUBLIC STATE OF FLORIDA COMMISSION NO. 00802234 MY COMMISSION EXP. OCT. 16, 1999